Exhibit 23.3

CONSENT OF DATA & CONSULTING SERVICES,

DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent oil and gas consultants, Data & Consulting Services, Division of Schlumberger Technology Corporation hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-84258, 33-89282, 33-88196, 333-07255, 333-27525, 333-30324, 333-30478, 333-52668, 333-67734, 333-67740, 333-109162, 333-118312, 333-126191, 333-135949, 333-143990, 333-151762, 333-157504 and 333-160350) and Form S-3 (File No. 333-155754) of Chesapeake Energy Corporation of all references to our firm and information from our reserves report dated February 10, 2010, entitled “Reserve and Economic Evaluation of Proved Reserves of Certain Chesapeake Energy Corporation Eastern Division Oil and Gas Interests as of 31 December 2009”, included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 1, 2010, and our summary report attached as Exhibit 99.2 to the amendment on Form 10-K/A to such Annual Report on Form 10-K filed on or about August 2, 2010.

DATA & CONSULTING SERVICES, DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/S/ CHARLES M. BOYER II
Charles M. Boyer II, PG
Advisor Unconventional Reservoirs

     August 2, 2010